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                                                                     Exhibit 5.1


                         OPINION AND CONSENT OF COUNSEL


June 23, 1997


TCF Financial Corporation
801 Marquette Avenue
Minneapolis, Minnesota 55402

Re:  WINTHROP RESOURCES CORPORATION 1992 STOCK INCENTIVE PLAN
     Registration Statement on Form S-8
     349,082 shares of Common Stock

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to the registration of 349,082 shares ("Shares") of the common stock, par value $.01 per share, of TCF Financial Corporation, a Delaware corporation ("TCF Financial"), issuable pursuant to the Winthrop Resources Corporation 1992 Stock Incentive Plan (the "Plan"), I have examined such corporate records and other documents, including the Certificate of Incorporation and the Bylaws of TCF Financial, both as amended to date, and the Registration Statement, and have reviewed such matters of law as I have deemed necessary or relevant for purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

1. TCF Financial has been duly incorporated and is validly existing under the laws of the State of Delaware.

2. All necessary corporate action has been taken by TCF Financial to authorize the issuance of the Shares.

3. The Shares are validly authorized by TCF Financial's Certificate of Incorporation, as amended, and when issued and paid for as contemplated in the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Gregory J. Pulles

Gregory J. Pulles
Vice Chairman, General Counsel
and Secretary